October 3, 1995




  Ashland Coal, Inc.
  P.O. Box 6300
  Huntington, WV 25771-6300

  Ladies and Gentlemen:

          We have acted as special Delaware counsel to Ashland
Coal, Inc., a Delaware corporation (the "Company"), in connection with the adoption of the Company's 1995 Stock Incentive Plan (the "Plan"). In this connection, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the "General Corporation Law").
          For the purpose of rendering our opinion as expressed herein, we have been furnished and have examined the following documents:
       (i) the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 24, 1982, as amended by the Certificate of Amendment of the Company as filed with the Secretary of State on October 8, 1987, the Certificate of
Amendment of the Company as filed with the Secretary of State on August 10, 1988, the Certificate of Amendment of the Company as filed with the Secretary of State on April 27, 1992, and the Certificate of Amendment of the Company as filed with the Secretary of State on April 28, 1993, (collectively, the
"Restated Certificate");
       (ii) the By-laws of the Company, as amended through the date hereof (the "By-laws");
       (iii)    the Plan;
       (iv) certain resolutions of the board of directors of the Company (the "Board") adopted at the meeting of the Board on December 8, 1994 (the "December 8 Resolutions");
       (v) certain resolutions of the Board adopted at the meeting of the Board on April 27, 1995 (the "April 27
Resolutions"); and
       (vi) a document entitled "Ashland Coal, Inc. Cashless Exercise Procedures" (the "Cashless Exercise Procedures").
          For the purpose of rendering our opinion as expressed herein, we have not reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In particular, we have not reviewed any document referred to in, or incorporated into, any of the documents set forth above (except for other documents set forth above). We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.
          With respect to the foregoing documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, conformed, photostatic or other copies, the genuineness of all signatures, the legal capacity of natural persons, and that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein.
          You have requested our opinion regarding whether the 1,000,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), reserved for issuance under the Plan will, when issued, be validly issued, fully paid and nonassessable under the General Corporation Law.
          The Plan provides that it is to be administered by a Key Employee Stock Administration Committee of the Board (the "Committee"), which will consist of three or more members, each of whom will be "Disinterested" (as defined in the Plan). The
Plan authorizes the Committee to make incentive awards to such employees of the Company as the Committee determines. Awards may be in the form of stock options, restricted stock, stock appreciation rights, merit awards, performance shares, or phantom stock awards. Each employee who accepts an "Award" (as defined in the Plan) granted under the Plan agrees to remain in the service of the Company for a period of at least one year.
          Stock options granted under the Plan will permit the grantee to purchase shares of Common Stock on the terms set by the Committee. The exercise price of each of such stock options cannot be less than 100 percent of the "Fair Market Value" (as defined in the Plan) of the Common Stock on the date such option is granted. Options may be exercised during the time period set by the Committee by payment of the exercise price in cash, shares of Common Stock, a combination of such methods of payment, or such other consideration as is approved by the Committee and which constitutes lawful consideration for the issuance of Common Stock.
          Among the methods of payment is a cashless exercise payment procedure ("Cashless Exercise"). In a Cashless Exercise, the grantee notifies the Company of the grantee's intention to exercise an option and, after certain preliminary steps described in the Cashless Exercise Procedures, a broker executes a trade selling the shares of Common Stock issuable pursuant to the option. In accordance with the Cashless Exercise Procedures, the broker thereupon delivers a check in the amount of the exercise price plus withholding tax (when applicable) to the Company, which thereupon issues the shares to the broker. Following settlement of the trade, the remaining proceeds from the sale
(the total proceeds minus the exercise price, withholding taxes and broker fees) are delivered to the grantee by the broker.
          If a grantee of an option under the Plan ceases to be employed with the Company for any cause other than death, disability or retirement, any options held by such grantee must be exercised on the earlier to occur of the fixed termination date set forth in the option or three months after the cessation of the grantee's employment.
          The Plan also permits the Committee to make direct grants of restricted shares of Common Stock. During the "Restricted Period" (as defined in the Plan), the shares of restricted stock are subject to certain restrictions, including a restriction providing that such shares may not be sold, assigned, transferred, pledged, exchanged, encumbered, or disposed of by the recipient thereof. An award of restricted shares of Common Stock under the Plan is forfeited if, prior to the lapse of the restrictions thereon, the recipient of the award ceases to be an employee of the Company for any reason unless the Committee, in its sole discretion, limits such forfeiture.
          The Plan further provides for the issuance of shares of Common Stock as payment for "Stock Appreciation Rights", "Merit Awards", "Performance Shares" and "Phantom Stock Awards" (each as defined in the Plan). The criteria for awarding such shares, including the reasons for granting the Stock Appreciation Rights and the Merit Awards, the financial performance targets for the Performance Shares, and the specified objectives for the Phantom Stock Awards, as well as the number of shares to be awarded and the recipients of such awards, are determined by the Committee in its sole discretion. A recipient of an award of Performance
Shares must be employed by the Company at the end of a "Performance Period" (as defined in the Plan) in order to be entitled to the payment of Performance Shares for such period, except as otherwise provided in the Plan. A Phantom Stock Award under the Plan is forfeited if, prior to the vesting of the award, the recipient ceases to be an employee of the Company for any reason unless the Committee, in its sole discretion, limits such forfeiture.
          Section 157 of the General Corporation Law, 8 Del. C. Sec. 157, authorizes the creation and issuance of options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class. The terms upon which, including the time or times, which may be limited or unlimited in duration, as well as the price at which, such shares may be purchased upon the exercise of any such options, shall be such as shall be stated in the certificate of incorporation or in any resolution adopted by the board of directors providing for the creation and issuance of such options, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such options. The statute provides that, in the absence of actual fraud, the judgment of the directors as to the consideration for the issuance of such options and the sufficiency thereof shall be conclusive.
          Under Delaware law, stock may not be issued "except for money paid, labor done or personal property, or real estate or leases thereof actually acquired." Del. Const. of 1897, art. IX, Sec. 3. Shares of stock with par value may be issued for such consideration (including services rendered) as is determined from time to time by the board of directors, so long as such consideration at least equals the par value of such stock. See 8 Del. C. Sec. 153(a). The consideration for stock to be issued shall be paid in such form and in such manner as the board of directors shall determine, and if the entire amount of such consideration has been received by the corporation in the form mandated by the above constitutional requirement, or if the requirements of 8
Del. C. Sec. 152(2) are satisfied, the stock so issued is deemed to be fully paid and nonassessable. 8 Del. C. Sec. 152. We note that the Cashless Exercise method of payment under the Plan complies with these requirements by obligating the broker to pay the full exercise price of the option (which we have assumed will be greater than or equal to the par value of the shares issuable upon exercise of the option) prior to the issuance of the shares.
          Services of an employee performed prior to an issuance of stock to him or her may constitute valid consideration for the issuance of shares to the employee, even though the employee may have been under existing contractual commitments to his employer, where the board of directors or an appropriately authorized committee thereof determines that such services were of sufficiently significant or extraordinary value to the employer, or where an implied contract is shown. See Ash v. Brunswick
Corp., 405 F. Supp. 234 (Del. 1975); Blish v. Thompson Automatic Arms Corp., 64 A.2d 581 (Del. 1948).
          For the purpose of rendering our opinion as expressed herein, we have assumed the following matters: (i) that the December 8 Resolutions were duly adopted and approved by the Board at its meeting on December 8, 1994; (ii) that the April 27 Resolutions were duly adopted and approved by the Board at its meeting on April 27, 1995; (iii) that the Plan was duly adopted and approved by the stockholders of the Company at their meeting on April 28, 1995; (iv) that the Committee will be duly appointed by all requisite action of the Board in accordance with the Restated Certificate, the By-laws and the General Corporation
Law; (v) that, with respect to each and every issuance of shares of Common Stock pursuant to and in accordance with the Plan, the number of shares of Common Stock so issued will not exceed the number of shares of Common Stock then reserved, required to be reserved or otherwise committed for issuance pursuant to the Plan; (vi) that, with respect to each and every award of Common Stock pursuant to the Plan, the Committee shall have determined that the value to the Company of the past services rendered by the grantee, less the value of the consideration already or otherwise to be paid to the grantee in respect of such past services, is equal to or greater than the value of the shares of Common Stock to be issued to such grantee pursuant to such award, which value in no event shall be less than the par value of the shares of Common Stock to be so issued; (vii) that at the time of the award of any options to purchase shares of Common Stock pursuant to the Plan, the "Fair Market Value" (as defined in the Plan) of a share of Common Stock (determined as set forth in the
Plan) will be greater than or equal to the par value of such Common Stock; (viii) that the members of the Committee who participate in the determination to grant an "Award" (as defined in the Plan) under the Plan will be disinterested with respect to such determinations (in the sense that such directors will neither appear on both sides of the transaction nor expect to derive any personal financial benefit from it in the sense of self-dealing, as opposed to a benefit which devolves upon the Company or all stockholders generally) and will make all such determinations in the informed, reasonable and good faith exercise of their business judgment; (ix) that each Cashless Exercise of options under the Plan will be conducted in accordance with the Cashless Exercise Procedures; and (x) that the Company has and will continue to have during the duration of the Plan a sufficient number of authorized and unissued shares of Common Stock to meet its obligations under the Plan.
          Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein below, it is our opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for pursuant to and in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. Our opinion as set forth herein is subject to the effect thereon, if any, of equitable considerations, as to which we have no information.
          This opinion is rendered solely for your benefit in connection with the matter discussed herein and, without our prior written consent, may not be relied upon by any other person or entity or for any other purpose. We hereby consent to (i) the use and filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-8 (the "Registration Statement") and (ii) the reference to our firm under the heading "Interests of Named
Experts and Counsel" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
                                   Very truly yours,


  GPW/MJF